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                                    EXHIBIT 4


                 SECOND AMENDMENT TO RIGHTS AGREEMENT (REFORMED)

     This Second Amendment (this "AMENDMENT") to Rights Agreement (the "RIGHTS AGREEMENT") is effective as of May 29, 2001, by and between MiniMed Inc., a Delaware corporation (the "COMPANY") and Computershare Investor Services LLC, (the "RIGHTS AGENT").

                                   BACKGROUND

     A. The Company and Harris Trust Company of California entered into a Rights Agreement effective as of July 24, 1995 and an Amendment thereto effective as of May 1, 1999 (collectively the "Rights Agreement"). The Rights Agent has succeeded to all of the rights and obligations of its Harris Trust Company of California.

     B. The parties now desire to further amend the Rights Agreement on the terms set forth below.

                                    AMENDMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement.

     2. Section 1(b) of the Rights Agreement is amended by adding at the end thereof the following paragraph:

          "Also notwithstanding anything to the contrary in this Section 1(b), for all purposes of this Agreement (including without limitation Section 3(h) and 7(d) but not including the proviso to Section 1(z)(iv)) Medtronic, Inc. ("Medtronic") shall not be deemed to Beneficially Own securities of the Company (including without limitation any shares of Common Stock of the Company or Rights with respect thereto) that are (x) subject to the Agreements to Facilitate Merger (the "Support Agreements") to be entered into between Medtronic and certain stockholders of the Company in connection with the Medtronic Merger Agreement before, concurrently with or after the execution and delivery of the Medtronic Merger Agreement or (y) Beneficially Owned directly or indirectly by any of the parties (other than Medtronic) to the Agreements to Facilitate Merger nor shall the execution and delivery the Support Agreements or the Medtronic Merger Agreement or the consummation of the transactions contemplated thereby be deemed to result in any Person becoming a 15% Stockholder. "Medtronic Merger Agreement" is defined as the Agreement and Plan of Merger among Medtronic, the Company and MMI Merger Corp., a wholly-owned subsidiary of Medtronic, which the parties propose to enter into at or about the time this



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     Amendment is entered into and providing for the merger of MMI Merger
     Corp. into the Company as a result of which the Company will become a wholly-owned subsidiary of Medtronic".

     3. Section 1(k) of the Rights Agreement is amended to read in full as follows:

          "'Expiration Date' shall mean the earlier of the Effective Time (as defined in the Medtronic Merger Agreement) of the merger contemplated by the Medtronic Merger Agreement or May 23, 2005."

     4. Section 1(z) of the Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

     "(z) "15% Stockholder" shall mean any Person that, together with all Affiliates and Associates of such Person, hereafter acquires Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares then outstanding and thereupon or thereafter Beneficially Owns 15% or more of the Voting Shares of the Company then outstanding; provided, however, that the term "15% Stockholder" shall not include:

               (i) any Person who is the Beneficial Owner of at least 15% of the outstanding Common Shares both on the date of this Agreement and at the completion of the Company's initial public offering of Common Shares,

               (ii) the Company, any wholly owned Subsidiary of the Company, any employee benefit plan of the Company or of a Subsidiary of the Company, or any Person holding Voting Shares for or pursuant to the terms of any such employee benefit plan;

               (iii) any Person if such Person would not otherwise be a 15% Stockholder but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self tender offer of the Company, which plan or tender offer commenced on or after the date hereof, provided, however, that the term "15% Stockholder" shall include such Person from and after the first date upon which (A) such Person and or its Affiliates and Associates (taken collectively), since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially Own 15% or more of the Voting Shares of the Company then outstanding, or

               (iv) Medtronic, but only to the extent that it acquires or is deemed to acquire Beneficial Ownership of any Voting Shares by entering into the Medtronic Merger Agreement or by consummating the transactions contemplated thereby or by entering into the Support Agreements or by consummating the transactions contemplated thereby, provided, however, that the term "15% Stockholder" shall include Medtronic from and after the first date after entering into the Medtronic Merger Agreement or the Support Agreements upon which (A) Medtronic and/or its Affiliates and Associates (taken collectively) shall have acquired Beneficial Ownership of, in the aggregate, a number of

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          Voting Shares of the Company equal to 1% or more of the
          Voting Shares of the Company then outstanding and (B) Medtronic, together with all of its Affiliates and Associates, shall Beneficially Own 15% or more of the Voting Shares of the Company then outstanding.

In no event shall the execution and delivery of the Medtronic Merger Agreement or the Support Agreements or the consummation of the transactions contemplated thereby result in a Distribution Date, a Section 3(a) Event, an 11(a)(ii) Event or a 13(a) Event, with or without the passage of time, or otherwise cause any distribution of the Rights or any right to exercise the Rights.

Solely for purposes of the proviso to Section 1(z)(iv), Medtronic shall be deemed to Beneficially Own securities of the Company that are subject to the Support Agreements or Beneficially Owned directly or indirectly by any of the parties (other than Medtronic) to the Support Agreements. In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a Person for purposes of this subsection (z), Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially Owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, rights (other than Rights), warrants or options shall not be deemed outstanding. Any determination made by the Board of Directors as to whether any Person is or is not a 15% Stockholder shall be conclusive and binding upon all holders of Rights."

     5. There is hereby added to the Rights Agreement a new Section 35 which will read in full as follows:

          "Notwithstanding anything else in this Agreement to the contrary, on the Expiration Date all Rights shall, without any payment by the Company or Medtronic, expire with neither the Company nor Medtronic having any obligations under, and no persons having any rights under, this Agreement except for the payment of fees and expenses and indemnification, if any, to which the Rights Agent is entitled under this Agreement".

     6. The Summary of Rights referred to in Section 3(d) of the Rights Agreement shall be revised by the Company to reflect the changes made by this Amendment prior to its being sent out as required by Section 3(d).

     7. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

     8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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     IN WITNESS WHEREOF, the Corporation and the Rights Agent have executed this
Amendment effective as of the date first above written.

                                       THE CORPORATION:

                                       MINIMED INC.


                                       By:      /s/ Terrance H. Gregg
                                                ---------------------
                                       Name:    Terrance H. Gregg
                                                ---------------------
                                       Title:   President
                                                ---------------------


                                       THE RIGHTS AGENT:

                                       COMPUTERSHARE INVESTOR SERVICES LLC.


                                       By:      /s/ Kenneth J. Vlk
                                                ---------------------
                                       Name:    Kenneth J. Vlk
                                                ---------------------
                                       Title:   Relationship Manager
                                                ---------------------








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